American Assets Trust, Inc. Reports Third Quarter 2017 Financial Results

Net income available to common stockholders of $9.1 million and $22.0 million for the three and nine months ended September 30, 2017, respectively, or $0.19 and $0.47 per diluted share, respectively
Funds From Operations per diluted share increases 11% and 7% year-over-year for the three and nine months ended September 30, 2017, respectively
Same-store cash NOI decreases 0.3% and increases 0.5% year-over-year for the three and nine months ended September 30, 2017, respectively
Acquisition of Gateway Marketplace in Chula Vista, California

SAN DIEGO, California - 10/31/2017 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its third quarter ended September 30, 2017.

Financial Results and Recent Developments

•	Net income available to common stockholders of $9.1 million and $22.0 million for the three and nine months ended September 30, 2017, respectively, or $0.19 and $0.47 per diluted share, respectively

•
Funds From Operations increased 11% and 7% year-over-year to $0.52 and $1.46 per diluted share for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016

•	Quarterly dividend increased 4% to $0.27 per share of common stock for the fourth quarter of 2017

•	Decreasing 2017 annual guidance to a range of $1.99 to $2.01 of FFO per diluted share, an 8% increase over 2016 FFO per diluted share

•	Introducing 2018 annual guidance range of $2.01 to $2.09 per diluted share, a 3% increase over the revised 2017 annual guidance midpoint

•	Same-store GAAP NOI increased 4% and 2% for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016

•	Same-store cash NOI decreased 0.3% and increased 0.5% for the three and nine months ended September 30, 2017, respectively, compared to the same periods in 2016

•
Leased approximately 69,000 comparable office square feet at an average GAAP-basis and cash-basis contractual rent increase of 15% and 10%, respectively, during the three months ended September 30, 2017

•
Leased approximately 24,000 comparable retail square feet at an average GAAP-basis contractual rent increase of 8% and cash- basis contractual rent decrease of 1% during the three months ended September 30, 2017

•	Acquisition of Gateway Marketplace in Chula Vista, California

Net income attributable to common stockholders was $9.1 million, or $0.19 per basic and diluted share for the three months ended September 30, 2017 compared to $8.5 million, or $0.19 per basic and diluted share for the three months ended September 30, 2016. The increase from the corresponding period in 2016 was primarily due to growth in same-store net operating income from our existing portfolio. For the nine months ended September 30, 2017, net income attributable to common stockholders was $22.0 million, or $0.47 per basic and diluted share compared to $23.7 million, or $0.52 per basic and diluted share for the nine months ended September 30, 2016. The decrease from the corresponding period in 2016 was primarily due to an increase in depreciation and amortization expense attributed to the acquisition of the Pacific Ridge Apartments on April 28, 2017.

During the third quarter of 2017, the company generated funds from operations (“FFO”) for common stockholders of $33.6 million, or $0.52 per diluted share, compared to $29.8 million, or $0.47 per diluted share, for the quarter ended September 30, 2016. For the nine months ended September 30, 2017, the company generated FFO for common stockholders of $93.6 million, or $1.46 per diluted share, compared to $86.3 million, or $1.37 per diluted share, for the nine months ended September 30, 2016.  The increase in FFO from the corresponding periods in 2016 was primarily due to additional operating income from Hassalo on Eighth due to an increase in the percentage leased, the acquisitions of the Pacific Ridge Apartments on April 28, 2017 and Gateway Marketplace on July 6, 2017 and growth in same-store net operating income from our existing portfolio.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2017	June 30, 2017	September 30, 2016
Total Portfolio
Retail (1)	97.0%	96.8%	97.0%
Office	89.9%	88.7%	89.9%
Multifamily (2)(3)	91.3%	92.6%	91.7%
Mixed-Use:
Retail	93.7%	95.7%	98.8%
Hotel	92.7%	91.3%	90.3%

Same-Store Portfolio
Retail (1)	97.2%	97.1%	97.3%
Office	89.9%	88.7%	89.9%
Multifamily (2)(3)	90.9%	93.3%	94.9%
Mixed-Use:
Retail	93.7%	95.7%	98.8%
Hotel	92.7%	91.3%	90.3%
(1) Total retail leased percentage includes the retail components of Hassalo on Eighth. The Elwood, Velomor and Aster Tower buildings were placed in operations in April 2016, July 2016 and October 2016, respectively. Same-store retail leased percentages exclude Hassalo on Eighth and Gateway Marketplace, which was acquired on July 6, 2017.
(2) Total multifamily leased percentage includes Hassalo on Eighth, which became available for occupancy in July and October of 2015. Same-store multifamily leased percentages exclude Hassalo on Eighth and the Pacific Ridge Apartments, which was acquired on April 28, 2017.
(3) Excluding the 21 off-line units associated with the Loma Palisades repositioning, total multifamily leased percentage was 92.3% and 93.5% at September 30, 2017 and June 30, 2017, respectively, and same-store multifamily leased percentage was 93.0% and 95.4% at September 30, 2017 and June 30, 2017, respectively.

During the third quarter of 2017, the company signed 34 leases for approximately 147,800 square feet of retail and office space, as well as 588 multifamily apartment leases. Renewals accounted for 90.9% of the comparable retail leases, 61.5% of the comparable office leases and 41.0% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the third quarter of 2017 and trailing four quarters ending September 30, 2017, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q3 2017	11	24,000	(1.2)%	$52.06	$52.70	8.4%
	Last 4 Quarters	62	293,000	(7.6)% (1)	$35.20	$38.11	7.7% (1)

Office	Q3 2017	13	69,000	10.3%	$46.49	$42.17	14.5%
	Last 4 Quarters	47	353,000	16.4%	$47.07	$40.44	25.8%
(1) Retail leasing spreads were significantly impacted by the Lowe's renewal at Waikele Center during the second quarter of 2017. Excluding the Lowe's renewal at Waikele Center, we leased approximately 138,000 comparable retail square feet at an average GAAP-basis and cash-basis contractual rent increase of 10.5% and 0.2%, respectively, during the twelve month period ended September 30, 2017.

Multifamily
At September 30, 2017, Hassalo on Eighth was approximately 93% leased with average monthly base rent per leased unit of $1,671 compared to 87% leased at September 30, 2016 with average monthly base rent per leased unit of $1,735, a decrease of approximately 4%.

At September 30, 2017, the average monthly base rent per leased unit for same-store properties was $1,868 compared to an average monthly base rent per leased unit of $1,738 at September 30, 2016, an increase of approximately 7%.

Same-Store Property Operating Income
For the three and nine months ended September 30, 2017, same-store property GAAP basis operating income increased 3.7% and 1.6%, respectively, and same-store property cash basis operating income decreased 0.3% and increased 0.5%, respectively, compared to the corresponding periods in 2016.The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Nine Months Ended (2)
	September 30,			September 30,
	2017	2016	Change	2017	2016	Change
GAAP Basis:
Retail	$18,745	$17,831	5.1%	$54,465	$54,068	0.7%
Office	18,781	17,675	6.3	46,543	44,031	5.7
Multifamily	3,451	3,236	6.6	10,055	9,595	4.8
Mixed-Use	7,106	7,647	(7.1)	18,480	19,865	(7.0)
	$48,083	$46,389	3.7%	$129,543	$127,559	1.6%
Cash Basis:
Retail	$18,286	$18,318	(0.2)%	$53,741	$54,224	(0.9)%
Office	18,386	18,085	1.7	45,329	43,181	5.0
Multifamily	3,451	3,236	6.6	10,055	9,595	4.8
Mixed-Use	6,998	7,615	(8.1)	18,327	19,783	(7.4)
	$47,121	$47,254	(0.3)%	$127,452	$126,783	0.5%

(1)
Same-store portfolio excludes (i) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (ii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (iii) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (iv) Gateway Marketplace, which was acquired on July 6, 2017; and (v) land held for development.

(2)
Same-store portfolio excludes (i) Torrey Reserve Campus due to significant redevelopment activity during the period; (ii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (iii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (iv) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (v) Gateway Marketplace, which was acquired on July 6, 2017; and (vi) land held for development.

On a same-store GAAP basis, retail property operating income increased for the three and nine months ended September 30, 2017 compared to the same periods in 2016 primarily due to higher annualized base rents and additional cost reimbursements at Lomas Santa Fe Plaza and Alamo Quarry Market and a decrease in bad debt expense at Waikele Center attributed to the Sports Authority bankruptcy. On a same-store cash basis, retail property operating income decreased for the three and nine months ended September 30, 2017compared to the same periods in 2016 primarily due to a decrease in the percentage leased at Waikele Center attributed to the Sports Authority bankruptcy.

On a same-store basis, office property operating income increased for the three and nine months ended September 30, 2017 compared to the corresponding periods in 2016 primarily due to higher annualized base rents, specifically at The Lloyd District Portfolio, The Landmark at One Market and First & Main.

On a same-store basis, multifamily property operating income increased for the three and nine months ended September 30, 2017 compared to the corresponding periods in 2016 primarily due to an increase in average monthly base rent during 2017. This increase was achieved notwithstanding the current repositioning of 21 off-line units at Loma Palisades, which is expected to be complete by the fourth quarter of 2017.

On a same-store basis, mixed-use property operating income decreased for the three months ended September 30, 2017 compared to the same period in 2016 primarily due to lower revenue per available room at the hotel and an increase in room expenses at the hotel attributed to an increase in occupancy during the quarter. On a same-store basis, mixed-use property operating income decreased for the nine months ended September 30, 2017 compared to the corresponding period in 2016 due to an increase in bad debt expense at the hotel portion of our mixed-use property.

Development
We are finalizing our development efforts at Torrey Point and completed our construction of two Class A office buildings of approximately 88,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean during the third quarter of 2017. Projected costs of the development at Torrey Point remain approximately $56 million, of which approximately $38 million has been incurred to date. We expect to incur the remaining costs for development of Torrey Point in 2017 and 2018 as we continue to lease space in the buildings. We expect the Torrey Point development to be stabilized in 2018 with an estimated stabilized cash yield of approximately 7% to 8%.

Our development opportunities are subject to market conditions and actual results may vary.

Acquisitions
On July 6, 2017, we acquired Gateway Marketplace, an approximately 128,000 square feet dual-grocery anchored shopping center located in Chula Vista, California. The purchase price was approximately $42 million, funded with a combination of cash on hand and funds drawn against the company’s existing credit facility. Gateway Marketplace is strategically located at the heart of Chula Vista’s retail core on a highly trafficked intersection, across the street from (and synergistic to) our Southbay Marketplace and easily accessible to San Diego’s major highways, I-5 and I-805.  Major tenants at Gateway Marketplace include Smart & Final, Aldi, Hobby Lobby, Party City and Mattress Firm.

Private Placement of Notes
On July 19, 2017, we entered into a Note Purchase Agreement for the private placement of $100 million of 3.78% Senior Guaranteed Notes, Series F, due July 19, 2024 (the "Series F Notes"). The Series F Notes were issued on July 19, 2017 and will pay interest semi-annually on the 31st of January and July until their respective maturities. Net of the settlement of a treasury lock, the fixed economic interest rate for the Series F Notes is approximately 3.85% per annum, through maturity.

Balance Sheet and Liquidity
At September 30, 2017, the company had gross real estate assets of $2.6 billion and liquidity of $344.2 million, comprised of cash and cash equivalents of $94.2 million and $250.0 million of availability on its line of credit.

Dividends
The company declared dividends on its shares of common stock of $0.26 per share for the third quarter of 2017. The dividends were paid on September 28, 2017.

In addition, the company has declared a dividend on its common stock of $0.27 per share for the quarter ending December 31, 2017, which is a 4% increase over the prior quarterly dividend of $0.26 per share. The dividend will be paid on December 21, 2017 to stockholders of record on December 7, 2017.

Guidance
The company decreased its guidance range for full year 2017 FFO per diluted share of $1.99 to $2.01 per share from the prior guidance range of $2.00 to $2.06 per share.

Additionally, the company is introducing its initial guidance range for a full year 2018 FFO per diluted share of $2.01 to $2.09 per share, an increase of 3% from the revised 2017 annual guidance midpoint. The company’s 2018 guidance is impacted by the repositioning of Waikele Center, the re-tenanting of City Center Bellevue and the remaining lease up of our Torrey Point development. Furthermore, the company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments. Management will discuss the company’s guidance in more detail on tomorrow’s earnings call.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the third quarter of 2017 on Wednesday, November 1, 2017 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 99374480. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, November 1, 2017 through Wednesday, November 8, 2017. To access the replay, dial 1-855-859-2056 and use the pass code 99374480. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's third quarter 2017 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2017	December 31, 2016
Assets	(unaudited)
Real estate, at cost
Operating real estate	$2,525,628	$2,241,061
Construction in progress	66,218	50,498
Held for development	9,391	9,447
	2,601,237	2,301,006
Accumulated depreciation	(519,391)	(469,460)
Net real estate	2,081,846	1,831,546
Cash and cash equivalents	94,207	44,801
Restricted cash	10,124	9,950
Accounts receivable, net	8,649	9,330
Deferred rent receivables, net	38,614	38,452
Other assets, net	42,178	52,854
Total assets	$2,275,618	$1,986,933
Liabilities and equity
Liabilities:
Secured notes payable, net	$279,867	$445,180
Unsecured notes payable, net	1,044,934	596,350
Unsecured line of credit	—	20,000
Accounts payable and accrued expenses	48,107	32,401
Security deposits payable	6,736	6,114
Other liabilities and deferred credits, net	47,423	48,337
Total liabilities	1,427,067	1,148,382
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 47,130,063 and 45,732,109 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	471	457
Additional paid-in capital	917,334	874,597
Accumulated dividends in excess of net income	(91,695)	(77,296)
Accumulated other comprehensive income	10,350	11,798
Total American Assets Trust, Inc. stockholders' equity	836,460	809,556
Noncontrolling interests	12,091	28,995
Total equity	848,551	838,551
Total liabilities and equity	$2,275,618	$1,986,933

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue:
Rental income	$78,135	$71,852	$221,100	$207,318
Other property income	4,204	4,124	12,137	11,208
Total revenue	82,339	75,976	233,237	218,526
Expenses:
Rental expenses	21,177	20,591	60,877	58,634
Real estate taxes	8,535	7,396	23,975	20,446
General and administrative	4,958	4,513	15,171	13,456
Depreciation and amortization	21,192	17,992	63,360	53,159
Total operating expenses	55,862	50,492	163,383	145,695
Operating income	26,477	25,484	69,854	72,831
Interest expense	(13,873)	(13,049)	(39,856)	(39,148)
Other (expense) income, net	(99)	(577)	403	(454)
Net income	12,505	11,858	30,401	33,229
Net income attributable to restricted shares	(60)	(42)	(181)	(128)
Net income attributable to unitholders in the Operating Partnership	(3,351)	(3,342)	(8,220)	(9,377)
Net income attributable to American Assets Trust, Inc. stockholders	$9,094	$8,474	$22,000	$23,724

Net income per share
Basic income attributable to common stockholders per share	$0.19	$0.19	$0.47	$0.52
Weighted average shares of common stock outstanding - basic	46,898,086	45,377,719	46,650,403	45,282,643

Diluted income attributable to common stockholders per share	$0.19	$0.19	$0.47	$0.52
Weighted average shares of common stock outstanding - diluted	64,093,066	63,272,702	64,081,697	63,180,637

Dividends declared per common share	$0.26	$0.25	$0.78	$0.75

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Funds From Operations (FFO)
Net income	$12,505	$30,401
Depreciation and amortization of real estate assets	21,192	63,360
FFO, as defined by NAREIT	$33,697	$93,761
Less: Nonforfeitable dividends on incentive stock awards	(59)	(177)
FFO attributable to common stock and units	$33,638	$93,584
FFO per diluted share/unit	$0.52	$1.46
Weighted average number of common shares and units, diluted	64,094,454	64,083,186

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Nine Months Ended (2)
	September 30,		September 30,
	2017	2016	2017	2016
Same-store cash NOI	$47,121	$47,254	$127,452	$126,783
Non-same-store cash NOI	4,336	1,382	18,474	11,601
Cash NOI	$51,457	$48,636	$145,926	$138,384
Non-cash revenue and other operating expenses (3)	1,170	(647)	2,459	1,062
General and administrative	(4,958)	(4,513)	(15,171)	(13,456)
Depreciation and amortization	(21,192)	(17,992)	(63,360)	(53,159)
Interest expense	(13,873)	(13,049)	(39,856)	(39,148)
Other income, net	(99)	(577)	403	(454)
Net Income	$12,505	$11,858	$30,401	$33,229

Number of properties included in same-store analysis	22	22	21	21

(1)
Same-store portfolio excludes (i) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (ii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (iii) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (iv) Gateway Marketplace, which was acquired on July 6 2017; and (i) land held for development.

(2)
Same-store portfolio excludes (i) Torrey Reserve Campus due to significant redevelopment activity during the period; (ii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (iii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; (iv) the Pacific Ridge Apartments, which was acquired on April 28, 2017; (v) Gateway Marketplace, which was acquired on July 6 2017; and (vi) land held for development.

(3)
Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, lease termination fees at City Center Bellevue, and straight-line rent expense for our leases of the Annex at The Landmark at One Market and retail space at Waikiki Beach Walk - Retail.

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses cash net operating income ("NOI") internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income or operating income as computed in accordance with GAAP.

Cash NOI, is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii.  The company's retail portfolio comprises approximately 3.3 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607